Exhibit 3.6

FORM OF

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROSE ROCK MIDSTREAM GP, LLC

i

ii

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROSE ROCK MIDSTREAM GP, LLC

THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ROSE ROCK MIDSTREAM GP, LLC, dated as of [•], 2011, is entered into by Rose Rock Midstream Holdings, LLC, a Delaware limited liability company (“Holdings”), as Sole Member of the Company as of the date hereof.

RECITALS:

WHEREAS, Holdings formed the Company (as herein defined) as a limited liability company under the Delaware Limited Liability Company Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware on August 5, 2011;

WHEREAS, the Company was previously governed by that certain Limited Liability Company Agreement of the Company dated as of August 8, 2011 (the “Original LLC Agreement”);

WHEREAS, Holdings now desires to amend and restate the Original LLC Agreement as set forth in this Agreement and

NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, Holdings hereby enters into this Agreement:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Person in question.

“Agreement” means this First Amended and Restated Limited Liability Company Agreement of Rose Rock Midstream GP, LLC, as it may be amended, supplemented or restated from time to time. The Agreement constitutes a “limited liability company agreement” as such term is defined in the Act.

“Audit Committee” has the meaning assigned to such term in Section 5.1(d)(ii).

“Board” means the board of directors of the Company.

“Capital Contribution” means any cash, cash equivalents or the value of Contributed Property contributed to the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Chairman” has the meaning assigned to such term in Section 5.1(e).

“Common Units” has the meaning assigned to such term in the Partnership Agreement.

“Company” means Rose Rock Midstream GP, LLC, a Delaware limited liability company, and any successors thereto. For the avoidance of doubt, references in this Agreement to the Company shall not include the Partnership or any of its Subsidiaries.

“Conflicts Committee” has the meaning assigned to such term in the Partnership Agreement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Directors” has the meaning assigned to such term in Section 5.1(c).

“Group Member” means a member of the Partnership Group.

“Holdings” has the meaning assigned to such term in the preamble of this Agreement.

“Indemnitee” means (a) the Sole Member; (b) any Person who is or was an Affiliate of the Company (other than any Group Member); (c) any Person who is or was a Director or Officer of the Company or any Affiliate of the Company (other than any Group Member); and (d) any Person who is or was serving at the request of the Company or any Affiliate of the Company (other than any Group Member) as a director, officer, fiduciary or trustee of another Person owing a fiduciary duty to the Company, provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services (but Directors or Officers shall not be deemed to be providing fiduciary services on a fee-for-services basis based on their compensation for acting as a Director or Officer of the Company).

“Independent Director” has the meaning assigned to such term in Section 5.1(d)(ii).

“Initial Public Offering” means the initial offering and sale of Common Units to the public.

“Listing Date” means the first day upon which the Common Units are listed or admitted to trading on the New York Stock Exchange or another national securities exchange.

“Membership Interests” means the membership interests in the Company as provided in the Certificate of Formation, this Agreement and the Act, including, without limitation, the related interest in the capital, income, gain, deductions, losses and credits of the Company.

“Officer” has the meaning assigned to such term in Section 6.1(a).

“Original Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Partnership” means Rose Rock Midstream, L.P., a Delaware limited partnership.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership as it may be amended, supplemented or restated from time to time.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude any options, rights, warrants, appreciation rights, tracking and phantom interests, and other economic interests relating to the Partnership Interests.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“SemGroup Entities” means SemGroup and its Affiliates and Subsidiaries, but excluding the Company and the Partnership Group.

“SemGroup” means SemGroup Corporation, a Delaware corporation.

“Sole Member” means Holdings or any successor member of the Company.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, Controls such partnership at the date of determination, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors, managers or other governing body of such Person.

Section 1.2 Construction.

(a) Unless the context requires otherwise: (i) capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Partnership Agreement; (ii) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (iii) references to Articles and Sections refer to Articles and Sections of this Agreement; and (iv) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

(b) A reference to any Person includes such Person’s successors and permitted assigns.

ARTICLE II.

ORGANIZATION

Section 2.1 Formation. On August 5, 2011, Holdings formed the Company as a limited liability company pursuant to the provisions of the Act by virtue of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

Section 2.2 Name. The name of the Company shall be “Rose Rock Midstream GP, LLC”. The Company’s business may be conducted under any other name or names deemed necessary or appropriate by the Board in its discretion, including, if consented to by the Board, the name of the Partnership. The words or letters “Limited Liability Company,” “L.L.C.” or “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board in its discretion may change the name of the Company at any time and from time to time, and amend this Agreement to reflect such change, and shall promptly notify the Sole Member of such change.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136, or such other place as the Board may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board deems necessary or appropriate.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) serve as the general partner of the Partnership and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of the Partnership in accordance with the Partnership Agreement, (b) engage directly or indirectly in any business activity that the Company is permitted to engage in and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (c) engage directly or indirectly in any business activity that is approved by the Sole Member and that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (d) guarantee, mortgage, pledge or encumber any or all of its assets in connection with any indebtedness of any Affiliate of the Company and (e) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to any Subsidiary of the Company.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Act and shall continue in existence in perpetuity or until the dissolution of the Company in accordance with the provisions of Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 2.7 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Sole Member shall not have any ownership interest in such Company assets or any portion thereof.

Section 2.8 Certain Undertakings Relating to Separateness.

(a) Separateness Generally. The Company shall, and shall cause each Group Member to, conduct their respective businesses and operations separate and apart from those of any other Person (including the SemGroup Entities), except as provided in this Section 2.8.

(b) Separate Records. The Company shall, and shall cause the Partnership to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries, and (iii) file their respective own tax returns separate from those of any other Person, except (A) to the extent that the Partnership or the Company (1) is treated as a “disregarded entity” for tax purposes or (2) is not otherwise required to file tax returns under applicable law or (B) as may otherwise be required by applicable law.

(c) Separate Assets. The Company shall not, and shall cause the Partnership to not, commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall maintain its assets in a manner in which it is not costly or difficult to segregate, ascertain or otherwise identify its assets as separate from those of any other Person.

(d) Separate Name. The Company shall, and shall cause each Group Member to, (i) conduct their respective businesses in their respective own names or in the names of their respective Subsidiaries, (ii) use its or their separate stationery, invoices and checks, (iii) correct any known misunderstanding regarding their respective separate identities as members of the

Partnership Group from that of any other Person (including the SemGroup Entities), and (iv) generally hold themselves and the Partnership Group out as entities separate from any other Person (including the SemGroup Entities).

(e) Separate Credit. The Company shall not (i) pay its own liabilities from a source other than its own funds, (ii) guarantee or become obligated for the debts of any other Person, except its Subsidiaries, (iii) hold out its credit as being available to satisfy the obligations of any other Person, except its Subsidiaries, (iv) acquire obligations or debt securities of its Affiliates (other than its Subsidiaries), or (v) pledge its assets for the benefit of any Person or make loans or advances to any Person, except its Subsidiaries; provided, however, that the Company may engage in any transaction described in clauses (ii) through (v) of this Section 2.8(e) if prior Special Approval has been obtained for such transaction and either (A) the Conflicts Committee has determined, or has obtained reasonable written assurance from a nationally recognized firm of independent public accountants or a nationally recognized investment banking or valuation firm, that the borrower or recipient of the credit extension is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (iv), such transaction is completed through a public auction or a national securities exchange.

(f) Separate Formalities. The Company shall, and shall cause the Partnership to, (i) observe all limited liability company or limited partnership formalities, as the case may be, and other formalities required by its organizational documents, the laws of the jurisdiction of its formation and other applicable laws and (ii) subject to the terms of the Partnership Agreement, promptly pay, from its own funds, and on a current basis, its allocable share of general and administrative services and costs for services performed, and capital expenditures made, by any of the SemGroup Entities or their respective members, shareholders or partners, as applicable. Each material contract between the Company or the Partnership, on the one hand, and any of the SemGroup Entities or their respective members, shareholders or partners, as applicable, on the other hand, shall be in writing.

(g) No Effect. Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities, or restrict or limit the Company from engaging or contracting with the SemGroup Entities for the provision of services or the purchase or sale of products.

ARTICLE III.

RIGHTS OF SOLE MEMBER

Section 3.1 Voting. Unless otherwise granted to the Board by this Agreement, the Directors shall not have any voting or management rights with respect to the Company and the Sole Member shall possess all voting rights in all matters relating to the Company, including, without limitation, matters relating to the amendment of this Agreement (except as provided in Section 2.2), any merger, consolidation or conversion of the Company, any sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company. The Sole Member may act by written consent without a meeting with respect to any action it could act upon at a meeting.

Section 3.2 Distribution. Distributions by the Company of cash or other property shall be made to the Sole Member at such time as the Sole Member deems appropriate.

ARTICLE IV.

CAPITAL CONTRIBUTIONS; PREEMPTIVE RIGHTS; NATURE OF MEMBERSHIP

INTEREST

Section 4.1 Initial Capital Contribution. On August 5, 2011, in connection with the formation of the Company, RDC made a contribution to the capital of the Company in the amount of $1,000 in exchange for all of the outstanding Membership Interests.

Section 4.2 Additional Capital Contributions. The Sole Member shall not be obligated to make additional Capital Contributions to the Company.

Section 4.3 No Preemptive Rights. No Person shall have preemptive, preferential or other similar rights with respect to (a) additional Capital Contributions, (b) the issuance or sale of any class or series of Membership Interests, whether unissued, held in the treasury or hereafter created, (c) the issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Membership Interests, (d) the issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Membership Interests or (e) the issuance or sale of any other securities that may be issued or sold by the Company.

Section 4.4 Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with, the requirements of this Article IV shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Act.

ARTICLE V.

MANAGEMENT; INDEMNIFICATION; LIABILITY OF INDEMNITEES; OTHER

BUSINESS OF MEMBERS

Section 5.1 Management; Delegation of Authority and Duties.

(a) Sole Member. Except as otherwise provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Sole Member, who, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company. The Sole Member shall have the power and authority to delegate to one or more other Persons the Sole Member’s rights and power to manage and control the business and affairs of the Company.

(b) The Board.

(i) Subject to Section 5.1(b)(ii), (iii) and (iv), to the fullest extent permitted under Delaware law, the Board shall have all power and authority related to the Company’s management and control of the business and affairs of the Partnership and its Subsidiaries.

(ii) Notwithstanding anything herein to the contrary, without obtaining approval of the Sole Member, neither the Board nor the Company shall take any action to cause the Partnership to (A) sell all or substantially all of the assets of the Partnership and its Subsidiaries, viewed on a consolidated basis, in one or a series of related transactions, (B) merge, consolidate, recapitalize or enter into a similar transaction involving the Partnership, (C) dissolve or liquidate the Partnership, (D) make or consent to a general assignment for the benefit of the creditors of the Partnership or (E) commence any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Partnership.

(iii) Notwithstanding anything herein to the contrary, the Sole Member shall have exclusive authority over the internal business and affairs of the Company that do not relate to management and control of the Partnership and its Subsidiaries. For illustrative purposes, the internal business and affairs of the Company where the Sole Member shall have exclusive authority include (A) the amount and timing of distributions to be paid by the Company, (B) the issuance or repurchase of any equity interests in the Company, (C) the prosecution, settlement or management of any action or claim made by or against the Company, including, without limitation, the commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company, (D) the sale, conveyance, transfer or pledge of any asset of the Company, (E) the amendment, modification or waiver of any rights relating to the assets of the Company, (F) the making of, or the consent to, a general assignment for the benefit of the creditors of the Company, (G) the merger, consolidation, recapitalization or entry into similar transactions involving the Company, (H) the dissolution or liquidation of the Company and (I) the entry into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the Partnership or any of its Affiliates for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership or of any of its Affiliates.

(iv) Notwithstanding anything herein to the contrary, the Sole Member shall have exclusive authority to cause the Company to exercise the rights of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) where (A) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement, as opposed to its capacity as the General Partner of the Partnership or (B) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion. For illustrative purposes, a non-exclusive list of provisions with respect to which, in accordance with the terms of the Partnership Agreement, the Company would be acting in its individual capacity or is permitted to act in its sole discretion is contained in Exhibit A hereto.

(c) Directors. The number of directors (the “Directors”) constituting the Board shall be at least three and not more than nine, as may be fixed from time to time pursuant to action by the Sole Member. The Directors shall be elected or approved by the Sole Member. The initial Directors of the Company in office at the date of this Agreement, as approved by the Sole Member, are set forth on Exhibit B hereto. Once elected or approved pursuant to this Section 5.1(c), a Director shall continue in office until the resignation or removal of such Director as provided below or until the death of such Director. Any Director may resign at any time by giving written notice of such Director’s resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Director’s resignation shall not be necessary to make such resignation effective. Notwithstanding anything herein or under applicable law to the contrary, any Director may be removed at any time with or without cause by the Sole Member. Any vacancies on the Board may be filled by the Sole Member.

(d) Committees.

(i) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees.

(ii) On or before the Listing Date, the Board shall have an audit committee (the “Audit Committee”) comprised of at least three Directors, at least one of which shall be an Independent Director as of the Listing Date and at least two of which shall be Independent Directors within 90 days following the Listing Date. As of one year following the Listing Date, the Audit Committee shall be comprised entirely of Independent Directors. The Audit Committee shall establish a written audit committee charter in accordance with the rules of the principal national securities exchange on which a class of Common Units are listed or admitted to trading, as amended from time to time. “Independent Director” shall mean Directors meeting independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder and by the national securities exchange on which any class of Common Units are listed or admitted to trading.

(iii) The Board may, from time to time, establish a Conflicts Committee which shall be composed of one or more Directors meeting the requirements under the Partnership Agreement. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any fiduciary or other duties owed hereunder, at law, in equity or otherwise by the Board or any Director to the Company or the Sole Member.

(e) Chairman of the Board. The Board may elect a chairman (the “Chairman”) of the Board. The Chairman of the Board, if elected, shall be a member of the Board and shall preside at all meetings of the Board and of the Partners of the Partnership. The Chairman of the Board shall not be an Officer by virtue of being the Chairman of the Board but may otherwise be an Officer. The Chairman of the Board may be removed either with or without cause at any time by the affirmative vote of a majority of the Board. No removal or resignation as Chairman of the Board shall affect such Chairman’s status as a Director.

Section 5.2 Meetings of the Board and Committees.

(a) Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) may designate. If no Chairman has been elected or is serving the Board shall meet at such time and at such place as a majority of the Directors may designate. Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least two days prior to the regular meeting of the Board (or such committee). Special meetings of the Board (or any committee of the Board) shall be held at the request of the Chairman or a majority of the Directors (or a majority of the members of such committee) upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before, at or after the relevant meeting. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received by facsimile or e-mail, and shall be directed to the address, facsimile number or e-mail address as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting. Any Director may waive the requirement of such notice as to such Director.

(b) Conduct of Meetings. Any meeting of the Board (or any committee of the Board) may be held in person or by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(c) Quorum. Fifty percent or more of all Directors (or members of a committee of the Board), present in person or participating in accordance with Section 5.2(b), shall constitute a quorum for the transaction of business at any meeting of the Board (or any committee of the Board), but if at any meeting of the Board (or committee) there shall be less than a quorum present, a majority of the Directors (or members of a committee) present may adjourn the meeting without further notice. The Directors (or members of a committee) present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members of a committee) to leave less than a quorum; provided, however, that only the acts of the Directors (or members of a committee) meeting the requirements of Section 5.3 shall be deemed to be acts of the Board (or such committee).

(d) Procedures. To the extent not inconsistent with this Agreement or the Act, the procedures governing meetings of the Board and its committees, and actions of Directors acting by written consent without a meeting, shall be as provided for the board of directors and its committees of a corporation incorporated under the General Corporation Law of the State of Delaware.

Section 5.3 Voting. Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action of the Board (or any committee of the Board) in respect of any matter shall require either (a) the presence of a quorum and the affirmative vote of at least a majority of the Directors (or members of such committee) present at a meeting or (b) the written consent (in lieu of meeting) of at least a majority of the Directors (or members of such committee) who are then in office.

Section 5.4 Responsibility and Authority of the Board. Except as otherwise provided in this Agreement, the relative authority and functions of the Board, on the one hand, and the Officers, on the other hand, shall be identical to the relative authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The Officers shall be vested with such powers and duties as are set forth in Section 6.1.

Section 5.5 Compensation. The Directors shall receive such compensation for their services as may be designated by the Board or any committee thereof established for the purpose of setting compensation.

Section 5.6 Devotion of Time. The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company (except, to the extent appropriate, in their capacity as employees of the Company).

Section 5.7 Certificate of Formation. The Sole Member caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware as required by the Act and certain other certificates or documents it determined in its discretion to be necessary or appropriate for the qualification and operation of the Company in certain other states, which filings are hereby ratified in all respects. The Sole Member shall use all reasonable efforts to cause to be filed such additional certificates or documents as may be determined by the Sole Member to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that such action is determined by the Sole Member to be necessary or appropriate, the Sole Member, as an authorized person of the Company, may file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property.

Section 5.8 Benefit Plans. The Board may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices, or cause the Company to cause the Partnership to issue Partnership Interests, in connection with or pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by the Company or any Affiliate thereof (including any Group Member), in each case for the benefit of employees of the Company or any Affiliate thereof (including any Group Member), or any of them, in respect of services performed, directly or indirectly, for the benefit of the Company or any Affiliate thereof (including any Group Member).

Section 5.9 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and having acted (or refrained from acting) in such capacity on behalf of or for the benefit of the Company; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.9, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 5.9 shall be made only out of the assets of the Company, it being agreed that the Sole Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 5.9(a) in appearing at, participating in or defending or preparing to defend against any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.9, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 5.9.

(c) Notwithstanding Section 5.9(a) and Section 5.9(b), the Company shall be required to indemnify and advance expenses to an Indemnitee in connection with any action, suit or proceeding commenced by such Indemnitee only if the commencement of such action, suit or proceeding by such Indemnitee was authorized by the Sole Member in its sole discretion.

(d) The indemnification provided by this Section 5.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement or, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(e) The Company may purchase and maintain (or reimburse the Sole Member or its Affiliates for the cost of) insurance, on behalf of the Directors, the Officers, the Sole Member, its Affiliates, the Indemnitees and such other Persons as the Sole Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, any such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. In addition, the Company may enter into additional indemnification agreements with any Indemnitee.

(f) For purposes of this Section 5.9, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 5.9(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(g) In no event may an Indemnitee subject the Sole Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(h) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.9 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(i) The provisions of this Section 5.9 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(j) No amendment, modification or repeal of this Section 5.9 or any other provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 5.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 5.10 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement or the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Sole Member or any other Person who has acquired an interest in the Company or is otherwise bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to its members, the Sole

Member and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any of its members for its good faith reliance on the provisions of this Agreement.

(c) Except as expressly set forth in this Agreement or required by the Act, neither the Sole Member nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any of its members or other Persons bound by this Agreement and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Sole Member or any other Indemnitee otherwise existing at law or in equity, shall replace such other duties and liabilities of the Sole Member or such other Indemnitee.

(d) Any amendment, modification or repeal of this Section 5.10 shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 5.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 5.11 Other Business of Members.

(a) Existing Business Ventures. The Sole Member, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Sole Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper or a breach of any duty.

(b) Business Opportunities. None of the Sole Member, any Director or any of their respective Affiliates shall be obligated to present any particular investment opportunity to the Company or the Partnership even if such opportunity is of a character that the Company, the Partnership or any of their respective Subsidiaries might reasonably be expected to have an interest in pursuing it or had the ability or desire to pursue it if granted the opportunity to do so, and the Sole Member, each Director or any of their respective Affiliates shall have the right to take for such Person’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity, and any such action shall not constitute a breach of any duty otherwise existing at law, in equity or otherwise.

ARTICLE VI.

OFFICERS

Section 6.1 Officers.

(a) Generally. Subject to Sections Section 5.1(b)(ii), (iii) and (iv), the officers of the Company (the “Officers”) shall be responsible, on behalf of the Company, for the day-to-day business affairs of the Partnership and its Subsidiaries, subject to the overall direction and control of the Board. Unless provided otherwise by the Board, the Officers shall have the titles, power, authority and duties described below in this Section 6.1.

(b) Titles and Number. The Officers may consist of a Chief Executive Officer, a Chief Financial Officer, a President, one or more Vice Presidents, a Chief Operating Officer, a General Counsel, a Secretary, one or more Assistant Secretaries, and such other officers as the Board from time to time may deem proper. Any Person may hold two or more offices.

(i) Chief Executive Officer. The Board shall appoint a Chief Executive Officer. The Chief Executive Officer, subject to the direction and supervision of the Board, shall be the chief executive officer of the Company with respect to the Company’s management of the Partnership and its Subsidiaries and, on behalf of the Company, shall have general and active management and control of the day-to-day affairs and business and general supervision of the Partnership and its Subsidiaries, and their respective officers, agents and employees, and shall perform all duties incident thereto and such other duties as may be prescribed from time to time by the Board.

(ii) Chief Financial Officer. The Board shall appoint a Chief Financial Officer. The Chief Financial Officer shall perform all duties and have all powers incident to the office of the Chief Financial Officer and in general have, on behalf of the Company, overall supervision of the financial operations of the Partnership and its Subsidiaries. The Chief Financial Officer, on behalf of the Company, shall receive and deposit all moneys and other valuables belonging to the Partnership or its Subsidiaries in the name and to the credit of the Partnership or its Subsidiaries, as applicable, and shall disburse the same and only in such manner as the Board or the appropriate Officer of the Company may from time to time determine. The Chief Financial Officer shall render to the Board and the Chief Executive Officer, whenever either of them request it, an account of all of the transactions of the Partnership and its Subsidiaries and of the financial condition of the Partnership and its Subsidiaries, and shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board from time to time.

(iii) President. The Board, in its discretion, may appoint a President. The Chief Executive Officer may serve as President. If the Chief Executive Officer does not so serve, the President shall, on behalf of the Company, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Partnership and its Subsidiaries, and shall perform such other duties as may be prescribed by the Board from time to time.

(iv) Vice Presidents. The Board, in its discretion, may appoint one or more Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

(v) Chief Operating Officer. The Board, in its discretion, may appoint a Chief Operating Officer. The Chief Operating Officer shall, on behalf of the Company, subject to the control of the Board, the Chief Executive Officer and the President, supervise the day-to-day operations of the Partnership and its Subsidiaries, and shall perform such other duties as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

(vi) General Counsel. The Board shall appoint a General Counsel. The General Counsel shall be the principal legal officer of the Company with respect to the business and affairs of the Partnership and its Subsidiaries. The General Counsel, on behalf of the Company, shall have general direction of and supervision over the legal affairs of the Partnership and its Subsidiaries and shall advise the Board and the Officers of the Company on all Partnership legal matters. The General Counsel shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

(vii) Secretary and Assistant Secretaries. The Board shall appoint a Secretary and, in its discretion, may appoint one or more Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board, the committees of the Board and the Partners of the Partnership, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to thime. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(c) Other Officers and Agents. The Board may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct by the Company of the affairs of the Partnership and its Subsidiaries, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(d) Appointment and Term of Office. The names and titles of the Officers in office as of the date of this Agreement are set forth on Exhibit C hereto. From and after the date of this Agreement, the Officers shall be appointed by the Board at such time and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.

(e) Signing Authority. Subject to any restrictions on such authority imposed by the Board or the Chief Executive Officer of the Company, each Officer shall have the authority to sign on behalf of the Company any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to the Sole Member or some other Officer or agent of the Company or shall be required by law to be otherwise executed.

(f) Powers of Attorney. The Board may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(g) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage, on behalf of the Company, the business and affairs of the Partnership and its Subsidiaries.

Section 6.2 Compensation. The Officers shall receive such compensation for their services as may be designated by the Board or any committee thereof established for the purpose of setting compensation.

ARTICLE VII.

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 7.1 Records and Accounting. The Board shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business. The books of account of the Company shall be (i) maintained on the basis of a fiscal year that ends December 31 of each year and (ii) maintained on an accrual basis in accordance with U.S. GAAP, consistently applied.

Section 7.2 Reports. The Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to the Sole Member such reports or other information as the Sole Member may reasonably request from time to time.

Section 7.3 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE VIII.

DISSOLUTION AND LIQUIDATION

Section 8.1 Dissolution.

(a) The Company shall dissolve, and its affairs shall be wound up, upon:

(i) an election to dissolve the Company by the Sole Member;

(ii) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or

(iii) at any time that there are no members of the Company, unless the Company is continued without dissolution as provided in the Act.

(b) No other event shall cause a dissolution of the Company.

Section 8.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Sole Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Sole Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

Section 8.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(a) First, to the payment of debts and liabilities of the Company (including to the Sole Member to the extent permitted by applicable law), including the expenses of liquidation, including the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent, conditional or unmatured liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Sole Member, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be applied as provided in this Section 8.3; and

(b) Thereafter, the remainder to the Sole Member.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1 Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to the Sole Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by facsimile to the Sole Member at the address or facsimile number described below. Any notice to the Company shall be deemed given if received by the Sole Member at the principal office of the Company designated pursuant to Section 2.3. The Company may rely and shall be protected in relying on any notice or other document from the Sole Member or other Person if believed by it to be genuine.

If to the Sole Member:

Rose Rock Midstream Holdings, LLC

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136

Facsimile: (918) 524-8687

Attention: General Counsel and Secretary

Section 9.2 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 9.3 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 9.4 Third Party Beneficiaries. The Sole Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee. Except as provided in the preceding sentence, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company or any other Person.

Section 9.5 Amendment. Except as provided in Section 2.2, this Agreement may be amended only by a written instrument executed by the Sole Member.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the date first written above.

SOLE MEMBER:

ROSE ROCK MIDSTREAM HOLDINGS, LLC

By:
Name: Norman J. Szydlowski
Title: President and Chief Executive Officer

[Second Amended and Restated LLC Agreement]

Exhibit A

The provisions of the Partnership Agreement which permit the Company to act in its sole discretion or in its individual capacity include:

(a) Section 2.4 (Purpose and Business);

(b) Section 3.4(a)(iv) (Rights of Limited Partners);

(c) Sections 4.6(a) and (b) (Transfer of the General Partner Interest), including with respect to the decision by the Company to transfer its general partner interest in the Partnership;

(d) Section 5.6(a), (b) and (c) (Issuance of Additional Partnership Interests);

(e) Section 5.8 (Preemptive Right);

(f) Section 6.9 (Entity-Level Taxation);

(g) Section 7.6(a) (Loans from the General Partner; Loans or Contributions from the Partnership or Group Members);

(h) Section 7.11 (Purchase or Sale of Partnership Interests);

(i) Section 7.12 (Registration Rights of the General Partner and its Affiliates);

(j) Section 11.1 (Withdrawal of the General Partner), with respect to the decision by the Company to withdraw as General Partner of the Partnership and giving notices required thereunder;

(k) Section 11.3 (Interest of Departing General Partner and Successor General Partner);

(l) Section 13.2 (Amendment Procedures); and

(m) Section 15.1 (Right to Acquire Limited Partner Interests).

Exhibit B

Norman J. Szydlowski

Peter L. Schwiering

Robert N. Fitzgerald

Timothy O’Sullivan

Mark Monroe

Exhibit C

Norman J. Szydlowski — President and Chief Executive Officer

Peter L. Schwiering — Chief Operating Officer

Robert N. Fitzgerald — Senior Vice President and Chief Financial Officer

Timothy O’Sullivan — Vice President

Candice L. Cheeseman — General Counsel and Secretary

Paul Largess — Vice President, Controller and Chief Accounting Officer

Deborah S. Fleming — Vice President and Treasurer